Exhibit 10.2

March 14, 2016

Michael Reed

7395 SW 133rd Terrace

Miami, FL 33156

Dear Mike,

It is a pleasure to confirm our offer of employment and your verbal acceptance as Senior Vice President, R&D and Chief Science Officer (SVP, R&D and CSO) on behalf of OraSure Technologies, Inc. with a starting date of April 18, 2016. Your orientation to OraSure will occur on April 18, 2016 at 9:00 am with a representative of the Human Resource department.

The terms and conditions of your employment are contained in this letter and the attachments called “Compensation Package and “Relocation Package.” This is subject to Board of Directors approval.

Your employment is contingent upon receipt of proof of eligibility to work in the United States (Form I-9), your successful completion of a pre-employment drug test, and completion of the attached Employee Confidentiality Agreement. Please complete the signed offer letter and return it to the Human Resources Department. You will be asked to complete the I-9 form on your first day of employment. You must also bring the signed Confidentiality Agreement on your first day. Additionally, please contact Ayesha Herrera at 610-882-1820 ext. 1637, to schedule your pre-employment drug test.

As an OraSure employee, you can enroll in an extensive employee benefit package. You will be eligible for health, dental, and life insurance the first day of hire. You will be eligible to participate in the OraSure’s Savings Plan 401(k) on the first of the month following three months of employment. Materials have been sent to you under separate cover.

This letter and attachments represent the entire job offer and is not a contract of employment. Your employment with OraSure is “at will” and neither this letter nor any other oral or written representation may be considered a contract for any specific period of time. No changes, additions, or modifications to this letter or attachments shall be binding unless they are in writing and signed by the parties to this letter.

We sincerely are excited that you will be joining our “OraSure team.” We look forward to receiving your written confirmation within seven days from the date of this letter. To formally accept the offer, please sign in the place provided below and send it to Human Resources.

Once again, congratulations!

Sincerely,	Accepted by:	/s/ Michael Reed 3/16/16
Signature and Date
/s/ Henry B. Cohen

Henry B. Cohen
Senior Vice President
Human Resources	Name:	Michael Reed

220 East First Street, Bethlehem, PA 18015-1360

Phone: 610.882.1820

www.orasure.com

Compensation Package

Effective April 18, 2016

Name:	Michael Reed
Job Title:	Senior Vice President, Research and Development and Chief Science Officer
Supervisor:	Doug Michels
Job Grade:	Executive Committee
Status:	Full-time, Regular

Initial Base Salary:	$11,730.77 biweekly, which is equivalent to an annual salary of $305,000.00.

2016 MIP Bonus:	Payable in February, 2017 based on both company performance versus metrics and individual performance on goals and objectives. No proration of payment. Target payout is 35% and “meets requirements” rating of individual performance.

Initial LTIP Award:	The initial incoming equity grant will be made shortly after you join the company. It will be for a value transfer of $274,500 (90% of your base salary). It will be awarded as follows: A) 50% in time-vested restricted stock with a 3 year vesting period, and B) 50% in performance-vested restricted stock units with 3 year vesting. Grants will be made shortly after you join the company. Performance will be measured on the same basis as awards granted in OraSure on 2/1/16.

Subsequent LTIP Awards:	Eligible for LTIP awards for the 2016 performance year and annually thereafter. Awards are discretionary and performance based. Target award is 75% of base salary. Awards are typically made in February. Your 2016 award would typically be paid in February 2017 and consist of 50% time-vested restricted stock, and 50% performance-based restricted stock units. These awards will not be prorated.

Initial Salary Review:	Effective 01/01/17 – no proration. Salary adjustments are typically implemented in mid-February with retroactivity to January 1st.

Paid Time Off:	2016 – 20 days (160 hours) PTO

2017 – 25 days (200 hours) PTO

Employment:	If your employment is terminated by the company for reasons other than a code of conduct violation, we will provide a severance payment equal to twelve months of base salary.

Legal Expenses:	In the event that Danaher Corporation seeks to enforce certain non-compete provisions in the “Agreement Regarding Competition and Protection of Proprietary Issues signed by Employee”, OraSure will provide legal counsel at Company expense and is further detailed in the enclosed side agreement with Employee.

OraSure is a dynamic company whose policies, procedures, and programs may change to address its business needs. Therefore, OraSure reserves the right to amend, suspend, or terminate any pay program, benefit program, or incentive program; in whole or in part, at any time and for any reason, without the consent of or prior notification to any eligible employee.

220 East First Street, Bethlehem, PA 18015-1360

Phone: 610.882.1820

www.orasure.com

March 14, 2016

Mr. Michael R. Reed

7395 Southwest 133rd Terrace

Miami, FL 33156

Re:	Reimbursement Agreement

Dear Mike:

I am writing to follow up our discussions concerning your employment with OraSure Technologies, Inc. (“OraSure” or the “Company”) and your Agreement Regarding Competition and Protection of Proprietary Interests (the “Agreement”) with your current employer, Danaher Corporation (“Danaher”). Neither you nor OraSure believe that your employment as Senior Vice President, Research and Development and Chief Science Officer with OraSure would violate any term of the Agreement and OraSure expects you to honor any and all valid agreements that you may have with any former employer. However, in the event that Danaher asserts that your employment with OraSure violates your non-competition obligations under Sections 6(a), 6(b), 6(c) or 6(g) of the Agreement, OraSure agrees that it will reimburse your reasonable attorneys’ fees in responding to such allegations, provided that: 1) you comply with OraSure’s direction concerning the scope and nature of your job responsibilities; and 2) you remain an employee in good standing with OraSure. OraSure’s obligation to reimburse you under the terms of this letter shall cease upon the termination of your employment with OraSure where such termination is a voluntary action by you or a termination by the Company as a result of your violation of OraSure’s Code of Business Conduct and Ethics. Nothing in this letter will change the at-will nature of your employment with OraSure nor does this letter constitute an employment agreement.

If the foregoing is acceptable, please sign and date this letter in the space provided below.

Sincerely,

/s/ Henry B. Cohen

Henry B. Cohen

Senior Vice President, Human Resources

Agreed and Understood

/s/ Michael R. Reed 3/16/16

Michael R. Reed

220 East First Street, Bethlehem, PA 18015-1360

Phone: 610.882.1820

www.orasure.com

Relocation Package

Effective April 18, 2016

Name:	Michael Reed
Job Title:	Senior Vice President, R&D and Chief Science Officer
Supervisor:	Doug Michels, President & CEO
From/To:	Miami, FL to Bethlehem, PA

Home Finding:	2 trips; up to 4 days each; hotel, meals, travel not exceeding a total amount of $7,000.00.

Temporary Housing:	Up to 6 months at a $4,000.00 monthly allowance – receipts required, not to exceed a total of $24,000.00. Will cease upon the close of sale of your primary residence in Florida.

Movement of
Household Goods:	Packing, shipment, unpacking of normal household goods and effects not to exceed a total of $25,000.00. (Includes provision for shipping two cars).

Storage of
Household Goods:	Up to 6 months at $600.00, not to exceed total of $3,600.00.

Home Sale Expenses:	1. Real Estate Commission, not to exceed 5% of sale price, or $50,000.00, whichever is less.
2. Other transactional expenses – attorney, transfer taxes, other taxes, not to exceed $8,000.00.

Home Purchase
Expenses:	Attorney fees, transfer and realty taxes on transaction, etc. – not to exceed $8,000.00.

Travel Allowance:	To and from Miami, Florida - $1,500/month for up to 6 months, not to exceed $9,000.00.

Final Move:	For self and family, one way travel from Miami, FL to PA – not to exceed $2,000.00

Miscellaneous Allowance:	You will receive reimbursement of up to $10,000.00 to cover other expenses related to your relocation, but not specified in this letter. These expenses will require receipts as documentation.

Tax Gross-up:	At your incremental federal and state rates.

It is anticipated that there will be overages and under spending on a line item basis. Allowances may be shifted between areas, subject to Human Resources and Finance approval and subject to staying within the $146,600.00 spending limit (excluding tax gross-up). You will be expected to execute the attached repayment agreement for any relocation expense incurred by the company on your behalf should you voluntarily leave the company before completing two years of employment.

220 East First Street, Bethlehem, PA 18015-1360

Phone: 610.882.1820

www.orasure.com

RELOCATION

REPAYMENT AGREEMENT

This Agreement, dated as of the day of March 14, 2016, by and between OraSure Technologies, Inc., a Delaware corporation with its principal place of business at 220 E. First Street, Bethlehem, PA 18015 (the “Company”) and Michael Reed (the “Employee”).

1)	After the commencement of Employee’s employment with Company, or a subsidiary or affiliate thereof on April 18, 2016 (the “Employment Commencement Date”) if Employee: (i) voluntarily resigns his/her employment from Company or a subsidiary or affiliate; or (ii) Employee fails or refuses to report to work on the Employment Commencement Date, or if Company or such subsidiary or affiliate terminates Employee for “Cause”, within 2 years of the Employment Commencement Date, then Employee shall repay to Company the Expenses previously reimbursed and or paid to Employee for relocation. Expenses may include, but are not limited to the following:

a.	Commission on sale of current residence;
b.	Administrative fees in accordance with home sale, including recording fees, title search, legal fees;
c.	Household Goods transfer from current location to new residence;
d.	Home purchase costs including inspection, mortgage broker, title attorney, closing attorney, title insurance, survey;
e.	Temporary living for 120 days;
f.	Tax Gross-up, if applicable;
g.	Miscellaneous relocation allowance;
h.	Any other expenses related to the Employee’s relocation.

2)	For the purposes of this Agreement, termination for “Cause” shall mean (i) Employee’s failure to perform and carry out his/her duties and responsibilities, within his/her reasonable control or responsibility, other than as a result of Employee’s incapacity due to physical or mental disability, as determined in a manner consistent with the short-term disability policies of Company, (ii) any act by Employee of dishonestly or moral turpitude relating to Company, any subsidiary or affiliate, or (iii) any breach by Employee of any non-compete, non-solicitation, confidentiality or restrictive covenants agreement(s) with Company or any subsidiary or affiliate thereof.

3)

In the event Employee must repay the Expenses in accordance with Section 2 above, Company will advise Employee of the amount owed upon such termination. Company is hereby authorized to collect the Expenses by deducting from any sums Company is otherwise obligated to pay Employee (including Employee’s final paycheck) to the extent permitted by law. Employee agrees to repay Company any balance remaining after any such deductions are made within thirty (30) days after termination of employment. In the event Employee fails to repay the Expenses after such demand, and it is necessary for

220 East First Street, Bethlehem, PA 18015-1360

Phone: 610.882.1820

www.orasure.com

Company to take legal action to collect such amount, Employee agrees to pay Company for all costs incurred by Company to collect such amounts, including reasonable attorneys’ fees and court costs.

4)	This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania. This Agreement does not, in any way, change or modify Employee’s “at-will” employment status.

Please sign and return a copy of this Agreement to:

OraSure Technologies, Inc.

220 E. First Street

Bethlehem, PA 18015

Attn: Human Resources

No payment for Expenses will be issued until receipt of this signed Agreement.

Employee	OraSure Technologies, Inc.

Michael Reed
Please Print

/s/ Michael Reed	by:	/s/ Henry B. Cohen
Signature	Authorized Representative

3/16/16	3/14/16
Date	Date